PRESS RELEASE

Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	July 27, 2010
(804) 788-1824

MASSEY ENERGY REPORTS
SECOND QUARTER OPERATING RESULTS

Richmond, Virginia, July 27, 2010 – Massey Energy Company (NYSE: MEE) today reported a net loss of $88.7 million or $0.88 per share for the quarter ended June 30, 2010.  The Company generated $693.1 million of produced coal revenue in the quarter from the sale of 9.8 million tons of coal.  By comparison, Massey reported net income of $20.2 million on produced coal revenue of $603.2 million in the second quarter of 2009 from the sale of 9.4 million tons of coal.

For the first half of 2010, Massey generated produced coal revenue of $1.26 billion and recorded a net loss of $55.1 million or $0.59 per share.  This compared to produced coal revenue of $1.28 billion and net income of $63.6 million in the first half of 2009.  EBITDA was $169.3 million in the first half of 2010 compared to EBITDA of $261.7 million in the first six months of 2009.

The second quarter and first half 2010 results include pretax charges of $128.9 million in incurred costs, asset impairments and accrued reserves associated with the tragic accident at the Upper Big Branch mine (UBB) that occurred in April 2010.  These charges include estimates for loss of equipment, investigation costs, workers compensation and other compensation and benefits provided to the families of the UBB miners, charges expected to be incurred for litigation, net of insurance proceeds and other related costs.  Excluding the UBB related charges, the Company reported a net loss of $1.6 million or $0.02 per share in the second quarter of 2010 and net income of $32.0 million, or $0.34 per share in the first half of the year.

Commenting on the Company’s second quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “This was clearly a difficult quarter for everyone associated with Massey.  The tragedy at Upper Big Branch and the ensuing, contentious investigation overshadowed our day to day operations and largely occupied the time and attention of management and many of our members.  We continue to grieve the injury and loss of our miners. Our efforts to provide for the needs of the families of the injured or lost miners continue as well.”

“We remain intensely focused on the safety of all our mines and members even as the investigation to determine the cause of the explosion at UBB continues,” Blankenship added.  “We are also continuing our efforts to mitigate the lost production from UBB in order to serve our customers as best we can.  These efforts have been disruptive to operations as we move crews and equipment to different locations but they should allow us to improve and stabilize production in the coming quarters.”

Average produced coal revenue per ton was $70.45 in the second quarter of 2010 compared to $64.14 in the second quarter of 2009.  The nearly 10 percent improvement was driven by higher average prices realized on thermal coal tons, mainly attributable to the addition of higher priced thermal coal contracts assumed in the acquisition of Cumberland Resources and its affiliated companies (“Cumberland”).  The operations acquired from Cumberland shipped 1.6 million tons of coal during the quarter at an average price of $85.35 per ton.  Additionally, an increase in the proportional mix of higher price metallurgical and industrial coal sold during the quarter added to the overall improvement in average produced coal revenue per ton.  Metallurgical coal represented 21 percent and industrial coal represented 8 percent of the total tons sold in the second quarter of 2010 compared to 19 percent and 6 percent, respectively, in the second quarter of 2009.

Average cash cost per ton for the second quarter was $59.51 compared to $51.53 in the second quarter of 2009 (2010 Average cash cost per ton is calculated exclusive of UBB related charges; see Notes 2 and 6 in the attached financial statements).  Lower productivity attributable to discrete geologic conditions, increased regulatory enforcement actions and related temporary shutdowns, increased labor turnover rates, unplanned transfers of crews and equipment, and higher surface mine ratios, were the key drivers of the cost increase.

Total shipments in the second quarter fell short of the Company’s expectations by approximately 1.0 million tons.  Lower productivity and temporary shutdowns accounted for approximately 700,000 tons of lost production and shipments.  Three export shipments expected to leave port in late June were delayed until early July, accounting for approximately 220,000 tons of the shortfall.

The second quarter 2010 results included a pretax loss on derivative instruments of $12.4 million, which was comprised of $10.3 million of realized gains and $22.7 million of unrealized losses.  The quarter results were favorably impacted by the following pretax items: $9.7 million of Other revenue from the settlement of certain claims against a service provider and $7.2 million of Other revenue related to the sale of a claim in a customer bankruptcy proceeding. The quarter results were negatively impacted by the following pretax items: $8.5 million reserved in relation to a customer pricing dispute recorded in Sales, general and administrative expense and a $5.0 million bad debt reserve related to a note receivable from a supplier recorded in Other expense.

2nd Quarter Comparative Statistics
	2nd Qtr. 2010	1st Qtr. 2010	2nd Qtr. 2009

Produced tons (millions)	9.5	8.5	9.4
Produced tons sold (millions)	9.8	8.5	9.4
Produced coal revenue ($ millions)	$693.1	$571.8	$603.2
Produced coal revenue per ton	$70.45	$67.38	$64.14
Average cash cost per ton (excluding UBB charges)	$59.51	$55.38	$51.53
EBITDA ($ millions)	$38.1	$131.3	$116.3
Adjusted EBITDA ($ millions) (excluding UBB charges)	$104.8	$131.3	$116.3

First Half Comparative Statistics

	1st half 2010	1st half 2009

Produced tons (millions)	18.0	20.8
Produced tons sold (millions)	18.4	20.2
Produced coal revenue ($ millions)	$1,264.9	$1,284.2
Produced coal revenue per ton	$69.03	$63.55
Average cash cost per ton (excluding UBB charges)	$57.60	$51.00
EBITDA ($ millions)	$169.3	$261.7
Adjusted EBITDA ($ millions) (excluding UBB charges)	$236.0	$261.7

Reconciliations for non-GAAP financial measures are provided in attached notes to financial statements.

Status of Upper Big Branch Mine

Investigative teams from Massey, the State of West Virginia Office of Miners’ Health, Safety and Training, MSHA and a team appointed by West Virginia Governor Manchin are continuing their work to determine the cause of the explosion in the Upper Big Branch mine.  The timetable for concluding the investigation remains uncertain.  The leader of the team appointed by Governor Manchin has stated that he does not expect to provide a final report before the end of the year.

Based on preliminary surveys conducted during the investigative process, it appears there was a significant amount of damage to the longwall equipment, the mine infrastructure and the longwall development sections.  However, two continuous miner sections at the mine, which are located about two miles from the longwall, appear to have been largely unaffected by the explosion.

A possible date for re-opening the mine is unknown but is not expected during 2010.  Massey is considering alternative plans for accessing the coal reserves that had been mined by Upper Big Branch.  One alternative being considered is the development of a new mine entry in the same reserve block.  Massey may also seek authorization to recommence operations in the continuous miner sections that appear to be unaffected by the explosion as investigatory work in that area is concluded.

For more information and regular updates on the Upper Big Branch mine, go to www.masseyubb.com

Zigmond Processing Plant Update

On June 29, 2010 a fire occurred at the construction site for the Zigmond coal preparation plant (formerly Bandmill).  Damage from the fire resulted in a delay of the expected completion date of the project.  Massey now expects the plant to be fully operational by December 1, 2010.  Previous expectations had been for commencement of operations in August and full production by mid-September.  Shipments of coal through the new direct-ship loadout facility are now expected to begin in the second half of August.

Massey expects the project contractor and its insurers to assume responsibility for incremental costs associated with the fire.

Liquidity and Capital Resources

At June 30, 2010, Massey had cash and cash equivalents totaling $496.2 million. This compared to $665.8 million at December 31, 2009.  In addition to its cash and cash equivalents, the Company also had $98.6 million available under its asset-based revolving credit facility for total liquidity of $594.8 million at June 30, 2010.

During the first quarter of 2010, the Company sold 9.7 million shares of its common stock for $466.9 million in an equity offering, net of underwriting fees.  During the second quarter, Massey paid $640.0 million in cash, subject to working capital adjustments, and issued approximately 6.5 million shares of its common stock as consideration for the acquisition of Cumberland.  During the second quarter the Company repurchased 0.9 million shares of its common stock for $31.8 million at an average price of $36.92 per share.

Total debt at June 30, 2010 was $1,306.5 million compared to $1,319.1 million at December 31, 2009.    Massey's total debt-to-book capitalization ratio was 40.3 percent at June 30, 2010 compared to 51.2 percent at December 31, 2009.

Capital expenditures for the second quarter 2010 totaled $108.8 million compared to $75.4 million in the second quarter 2009.

Depreciation, depletion and amortization (DD&A) was $148.9 million in the second quarter 2010 compared to $67.6 million in the second quarter 2009. The increase in DD&A was largely attributed to the previously described impairment of UBB assets ($62.2 million) and the addition of the operations acquired from Cumberland.

Coal Market Overview

During the second quarter of 2010 several key market indicators turned more positive than they had been in the previous 12 months.  Unusually warm weather in the second quarter of 2010 resulted in an increase in coal burn and lower stockpiles at utilities in the Eastern United States.  Additionally, continued regulatory and permitting constraints caused a decline in coal production in Central Appalachia.  Massey estimates that permitting constraints alone could reduce total Central Appalachia surface mine production by as much as 5 million tons in 2011.

If these market dynamics are sustained, Massey would expect to see favorable pricing trends for thermal coal in 2011 and 2012.

*	Coal burn at utilities in the Southeastern United States increased by 6 percent during the first 6 months of 2010 compared to the same period a year ago. The total burn of Central Appalachia coal increased by an estimated 10 percent in the first 6 months of 2010 versus the first 6 months of 2009.
*	Coal stockpiles at Southeastern utilities were down 12 percent at the end of June 2010 as compared to the end of June 2009. Even so, stockpile levels remained approximately 19 percent higher than normal (5 year average) for the month June.
*	Total electricity consumption in the Southeastern United States increased by a modest 3 percent in the second quarter of 2010 compared to the second quarter of 2009.
*	Total U.S. coal production increased by 3 percent in the second quarter of 2010 versus the second quarter of 2009. By the same comparison, coal production in Central Appalachia was down 14 percent.

Because of its dominant position in total global steel production, China and its economic growth are key to global metallurgical coal demand.  Although some analysts and forecasters expect China’s economic growth rate to slow somewhat in the second half of 2010, it is still expected to be positive.  Additionally, demand remained strong in other developing countries including Brazil and India and steel production in the United States was up significantly over the first half of 2009.  Metallurgical coal pricing has remained relatively strong during the first half of the year as significant supply disruptions caused by temporary and permanent mine closures offset the reduced demand caused by slower growth in Asia.

*	Capacity utilization at U.S. steel mills at the end of the second quarter 2010 was approximately 71 percent compared to 52 percent at the same time in 2009.
*	U.S. crude steel production was up approximately 63 percent during the first 6 months of 2010 compared to the same period last year.
*
Crude steel production in China increased 24 percent during the first 5 months of 2010 compared to the same period a year ago.  Total world steel production increased 31 percent in the same period of comparison.

*	U.S. exports of metallurgical coal increased 125 percent during the first 5 months of 2010 while U.S. exports of steam coal declined by 23 percent in the same period.

Massey expects long-term global demand for high quality metallurgical coal will grow faster than the global capacity to produce it.  As a result, Massey believes its estimated 1.3 billion tons of metallurgical quality coal reserves, well-capitalized operations and modern infrastructure will provide the Company with increasing opportunities to sell high quality coal to an expanding network of global metallurgical coal customers.

Metallurgical Coal Mitigation Plan

To partially offset the production lost from the Upper Big Branch mine, Massey added some Saturday production (six days a week versus five) at currently operating metallurgical coal mines and added two continuous miner sections at existing mines within the Elk Run resource group.  A third continuous miner section is planned to be added at Elk Run during the third quarter of 2010.  When complete and fully operational, these mitigation efforts are expected to produce approximately 1.3 million tons of annualized metallurgical coal production.  The Upper Big Branch mine had approximately 2.0 million tons of annualized production capacity.

In the second quarter, the incremental production from added Saturday shifts and the two added sections was more than offset by production lost when miners were diverted from their normal jobs to assist with the UBB rescue, recovery and support efforts and from lost shifts resulting from increased regulatory enforcement.

Guidance Update

Massey expects full year 2010 produced coal shipments to be in the range of 39.0 to 40.5 million tons, with average produced coal realization now between $71.00 and $73.00 per ton.  Average cash cost per ton for the full year 2010 is expected to be in the range of $56.00 to $60.00, excluding charges related to the Upper Big Branch mine tragedy.  Other income is expected to be between $80 and $120 million.  Capital expenditures for 2010 are expected to be in the range of $350 to $380 million.

The cash cost guidance for 2010 and 2011 excludes anticipated ongoing expenses related to the UBB investigation.

For 2011, Massey projects produced coal shipments in the range of 45.0 to 51.0 million tons with average produced coal realization between $82.00 and $86.00 per ton.  The Company has commitments for sales of 38.7 million tons of coal in 2011.  Of these, 31.9 million tons are sold and priced at an average price of approximately $73.00 per ton.  The sold and priced tons include 3.4 million tons of metallurgical coal.

Average cash cost per ton for the full year 2011 is expected to be in the range of $57.00 to $61.00.  Other income is expected to be between $20 and $100 million.  The Company expects capital expenditures in 2011 to be in the range of $350 to $500 million.

For 2012, Massey has commitments for produced coal shipments of 24.2 million tons.  Of these, 15.6 million tons are sold and priced at an average price of approximately $69.00 per ton.  The sold and priced tons include approximately 900,000 tons of metallurgical coal.

Changes to Company issued guidance are summarized below:

	2010		2011
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	41.0 to 43.0	39.0 to 40.5	45.0 to 51.0	45.0 to 51.0
Average Price/Ton	$71.00 to $73.00	$71.00 to $73.00	$74.00 to $82.00	$82.00 to $86.00
Cash Cost/Ton1	$54.00 to $57.00	$56.00 to $60.00	$51.00 to $56.50	$57.00 to $61.00
CAPEX (approx)	$330 to $350	$350 to $380	$240 to $350	$350 to $500
Other Income	$70 to $120	$80 to $120	$20 to $100	$20 to $100

Note 1:  2010 and 2011 Cash Cost/Ton guidance ranges exclude charges related to the UBB mine tragedy.

Conference Call, Webcast and Replay

Members of the Massey senior management will hold a conference call to discuss the second quarter results and operations on Wednesday, July 28, 2010 at 10:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through August 28, 2010.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; the successful completion of acquisition, disposition or financing transactions;  the impact of the Upper Big Branch mine explosion and the effect thereof on our business; our ability to successfully integrate the operations we acquire, including as a result of the acquisition of Cumberland; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; inherent complexities make it more difficult and costly to mine in Central Appalachia than in other parts of the United States; our production capabilities to meet market expectations and customer requirements; our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner; the cost and availability of transportation for our produced coal; our ability to expand our mining capacity; our ability to manage production costs, including labor costs; adjustments made in price, volume or terms to existing coal supply agreements; the worldwide market demand for coal, electricity and steel; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy; competition among coal and other energy producers, in the United States and internationally; our ability to timely obtain necessary supplies and equipment; our reliance upon and relationships with our customers and suppliers; the creditworthiness of our customers and suppliers; our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; our assumptions and projections concerning economically recoverable coal reserve estimates; our failure to enter into anticipated new contracts; future economic or capital market conditions; foreign currency fluctuations; the availability and costs of credit, surety bonds and letters of credit that we require; the lack of insurance against all potential operating risks; our assumptions and projections regarding pension and other post-retirement benefit liabilities; our interpretation and application of accounting literature related to mining specific issues; our assumptions concerning economically recoverable coal reserve estimates, and the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 1, 2010 and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in millions, except # of employees, per share & per ton information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Produced coal revenue	$693.1	$603.2	$1,264.9	$1,284.2
Freight and handling revenue	61.5	60.9	135.8	118.7
Purchased coal revenue	22.1	19.2	41.6	29.2
Other revenue	33.4	14.3	56.5	33.6
Total revenues	810.1	697.6	1,498.8	1,465.7

Costs and expenses
Cost of produced coal revenue	649.4	484.6	1,119.4	1,030.6
Freight and handling costs	61.5	60.9	135.8	118.7
Cost of purchased coal revenue	18.5	15.5	39.1	20.7
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	132.9	66.8	197.1	138.4
Selling, general and administrative	16.0	0.8	16.2	1.9
Selling, general and administrative	24.5	20.0	52.6	41.9
Other expense	5.7	0.7	6.6	1.3
Loss (Gain) on derivative instruments	12.4	(0.4)	(24.0)	(9.2)
Total costs and expenses	920.9	648.9	1,542.8	1,344.3

(Loss) Income before interest and taxes	(110.8)	48.7	(44.0)	121.4
Interest income	0.3	2.8	1.7	11.7
Interest expense	(25.2)	(25.4)	(50.4)	(50.7)
Gain on short-term investment	-	-	3.8	-
(Loss) Income before taxes	(135.7)	26.1	(88.9)	82.4
Income tax benefit (expense)	47.0	(5.9)	33.8	(18.8)

Net (loss) income	$(88.7)	$20.2	$(55.1)	$63.6

Net (loss) income per share
Basic	$(0.88)	$0.24	$(0.59)	$0.75
Diluted	$(0.88)	$0.24	$(0.59)	$0.75

Shares used to calculate net (loss) income per share
Basic	100.7	84.9	93.4	84.9
Diluted	100.7	85.3	93.4	85.2

EBIT	$(110.8)	$48.7	$(44.0)	$121.4
EBITDA	$38.1	$116.3	$169.3	$261.7
Adjusted EBITDA excluding the UBB charge (see
Note 2 and Note 5)	$104.8	$116.3	$236.0	$261.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Produced tons sold:
Utility	7.0	7.1	12.2	15.3
Metallurgical	2.0	1.8	4.5	3.6
Industrial	0.8	0.5	1.7	1.3
Total produced tons sold	9.8	9.4	18.4	20.2

Total tons produced	9.5	9.4	18.0	20.8

Produced coal revenue per ton sold:
Utility	$61.32	$53.19	$60.27	$53.70
Metallurgical	$102.92	$105.98	$92.77	$104.47
Industrial	$67.42	$70.84	$69.19	$67.69
Produced coal revenue per ton sold	$70.45	$64.14	$69.03	$63.55

Average cash cost per ton	$59.51	$51.53	$57.60	$51.00

Capital expenditures	$108.8	$75.4	$164.9	$179.1
Number of employees (at period end)	7,097	5,975	7,097	5,975

			June 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents			$496.2	$665.8
Short-term investment			-	10.9
Trade and other accounts receivable			292.6	121.6
Inventories			299.9	269.8
Income tax receivable			-	10.5
Other current assets			177.9	236.0
Property, plant and equipment, net			3,158.3	2,344.8
Intangible assets, net			151.3	-
Goodwill			35.2	-
Other noncurrent assets			130.3	140.3

Total assets			$4,741.7	$3,799.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt			$3.5	$23.5
Accounts payable, principally trade and bank overdrafts			198.4	164.9
Payroll and employee benefits			65.8	63.6
Income taxes payable			0.3	-
Other current liabilities			321.3	192.9
Long-term debt			1,303.0	1,295.6
Deferred taxes			259.4	209.2
Pension obligations			49.9	55.6
Other noncurrent liabilities			606.2	538.1

Total liabilities			2,807.8	2,543.4

Total stockholders' equity			1,933.9	1,256.3

Total liabilities and stockholders' equity			$4,741.7	$3,799.7

Note 1:  The number of shares used to calculate basic Net (loss) income per share is based on the weighted average outstanding shares of Massey during the respective periods.  The number of shares used to calculate diluted Net (loss) income per share is based on the number of shares used to calculate basic Net (loss) income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States ("GAAP"), the effect of certain dilutive securities was excluded from the calculation of the diluted Net (loss) income per share in the three and six months ended June 30, 2010 and 2009, as such inclusion would result in antidilution.

Note 2:  The second quarter and first half 2010 results include pretax charges of $128.9 million in incurred costs, asset impairments and accrued reserves associated with the tragic accident at the Upper Big Branch mine (“UBB”) that occurred in April 2010.  The table below summarizes expenses incurred by Massey related to the UBB accident, broken down by the financial statement line where the expenses were included:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cost of produced coal revenue	$64.0	$-	$64.0	$-
Selling, general and administrative	2.7	-	2.7	-
Depreciation, depletion and amortization	62.2	-	62.2	-
UBB charge	$128.9	$-	$128.9	$-

"Net (loss) income excluding the UBB charge" is defined as Net (loss) income before the UBB charge, net of taxes (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results).  Although Net (loss) income excluding the UBB charge is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a picture of the Company’s results that is comparable among periods since it excludes the impact of an event that is non-recurring and distorts comparisons between periods.  Net (loss) income excluding the UBB charge does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Net (loss) income to Net (loss) income excluding the UBB charge and the related per diluted share amounts.

	Three Months Ended June 30,				Six Months Ended June 30,
	2010	Per Share	2009	Per Share	2010	Per Share	2009	Per Share
Net (loss) income	$(88.7)	$(0.88)	$20.2	$0.24	$(55.1)	$(0.59)	$63.6	$0.75
UBB charge, net of tax	87.1	0.86	-	-	87.1	0.93	-	-
Net (loss) income excluding
the UBB charge	$(1.6)	$(0.02)	$20.2	$0.24	$32.0	$0.34	$63.6	$0.75

Note 3:  Loss (Gain) on derivative instruments represents the net loss (gain) for certain coal contracts that meet the definition of a derivative instrument but do not qualify for the normal purchase normal sale exception.  These contracts are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 4:  Gain on short-term investment reflects the difference between Massey’s book value in the Reserve Primary Fund and total distributions received from the fund.  At December 31, 2009, Massey’s investment in the Reserve Primary Fund was $10.9 million, net of an estimated $6.5 million loss recorded in 2008.  During January 2010, Massey received a distribution in the amount of $14.6 million. Consequently, Massey recorded a $3.8 million gain.

Note 5:  "EBIT" is defined as (Loss) Income before interest and taxes.  "EBITDA" is defined as (Loss) Income before interest and taxes before deducting Depreciation, depletion, and amortization ("DD&A").  "Adjusted EBITDA excluding the UBB charge" is defined as EBITDA before the UBB charge excluding DD&A (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results).  Although neither EBIT nor EBITDA are measures of performance calculated in conformity with GAAP, management believes that both measures are useful to an investor in evaluating Massey because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow.  Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP.  In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net (loss) income to EBIT, EBITDA and Adjusted EBITDA excluding the UBB charge.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net (loss) income	$(88.7)	$20.2	$(55.1)	$63.6
Plus: Income tax (benefit) expense	(47.0)	5.9	(33.8)	18.8
Plus: Net interest expense and
Gain on short-term investment	24.9	22.6	44.9	39.0
EBIT	(110.8)	48.7	(44.0)	121.4
Plus: Depreciation, depletion and amortization	148.9	67.6	213.3	140.3
EBITDA	38.1	116.3	169.3	261.7
Plus: UBB charge (excluding DD&A, see Note 2)	66.7	-	66.7	-
Adjusted EBITDA excluding the UBB charge	$104.8	$116.3	$236.0	$261.7

Note 6:  "Average cash cost per ton" is calculated as Cost of produced coal revenue (excluding Selling, general and administrative expense ("SG&A"), DD&A and the UBB charge) divided by the number of produced tons sold.  In order to conform more closely to common industry reporting practices, during the third quarter of 2009, management changed Massey’s calculation of cash cost to exclude SG&A expense.  This change has been reflected in the presentation of data for both the current and comparative past reporting periods in this release. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs.  Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Total costs and expenses	$920.9	$648.9	$1,542.8	$1,344.3
Less: Freight and handling costs	61.5	60.9	135.8	118.7
Less: Cost of purchased coal revenue	18.5	15.5	39.1	20.7
Less: Depreciation, depletion and
amortization	148.9	67.6	213.3	140.3
Less: Selling, general and administrative	24.5	20.0	52.6	41.9
Less: Other expense	5.7	0.7	6.6	1.3
Less: Loss (gain) on derivative instruments	12.4	(0.4)	(24.0)	(9.2)
Less: UBB charge (excluding SG&A and
DD&A, see Note 2)	64.0	-	64.0	-
Average cash cost	$585.4	$484.6	$1,055.4	$1,030.6
Average cash cost per ton	$59.51	$51.53	$57.60	$51.00

Note 7:  Massey’s debt is comprised of the following:

	June 30,	December 31,
	2010	2009
6.875% senior notes due 2013, net of discount of $2.9
and $3.3, respectively	$757.1	$756.8
3.25% convertible senior notes due 2015, net of discount of $122.9
and $132.6, respectively	536.2	526.5
6.625% senior notes due 2010	-	21.9
2.25% convertible senior notes due 2024	9.6	9.6
Capital lease obligations	3.6	4.3
Total debt	1,306.5	1,319.1
Less: Short-term debt	3.5	23.5
Total long-term debt	$1,303.0	$1,295.6

Note 8:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash (included in Other current assets).  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt.

	June 30,	December 31,
	2010	2009
Long-term debt	$1,303.0	$1,295.6
Plus: Short-term debt	3.5	23.5
Less: Cash and cash equivalents	496.2	665.8
Less: Short-term investment	-	10.9
Less: Restricted cash	62.9	121.5
Net debt	$747.4	$520.9

Note 9:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity.  The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 8) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	June 30,	December 31,
	2010	2009
Long-term debt	$1,303.0	$1,295.6
Plus: Short-term debt	3.5	23.5
Total debt (numerator)	1,306.5	1,319.1

Plus: Total shareholders' equity	1,933.9	1,256.3
Book capitalization (denominator)	$3,240.4	$2,575.4

Total debt-to-book capitalization ratio	40.3%	51.2%

Net debt (from Note 8) (numerator)	747.4	520.9
Plus: Total shareholders' equity	1,933.9	1,256.3
Adjusted book capitalization (denominator)	$2,681.3	$1,777.2

Total net debt-to-book capitalization ratio	27.9%	29.3%

Note 10:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 6).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Produced coal revenue	$693.1	$70.45	$603.2	$64.14	$1,264.9	$69.03	$1,284.2	$63.55
Less: Average cash cost
(from Note 6)	585.4	59.51	484.6	51.53	1,055.4	57.60	1,030.6	51.00
Operating cash margin	$107.7	$10.94	$118.6	$12.61	$209.5	$11.43	$253.6	$12.55

Note 11:  "Other income" is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue, Other expense and Loss (Gain) on derivative instruments.  Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is a widely used measure of gross income from non-core sources.  Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Other revenue	$33.4	$14.3	$56.5	$33.6
Plus: Purchased coal revenue	22.1	19.2	41.6	29.2
Less: Cost of purchased coal revenue	18.5	15.5	39.1	20.7
Less: Other expense	5.7	0.7	6.6	1.3
Less: Loss (Gain) on derivative instruments	12.4	(0.4)	(24.0)	(9.2)
Other income	$18.9	$17.7	$76.4	$50.0